Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-168040) on Form N-1A of EntrepreneurShares Global Fund, Entrepreneur U.S. Small Cap Fund and Entrepreneur U.S. Large Cap Fund, each a separate series of EntrepreneurShares Series Trust, of our report dated August 29, 2017, relating to our audits of the financial statements and financial highlights, which appear in the June 30, 2017 Annual Report to Shareholders, which are incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights EntrepreneurShares Global Fund”, “Financial Highlights Entrepreneur U.S Small Cap Fund”, ”Financial Highlights Entrepreneur U.S Large Cap Fund”, "Independent Registered Public Accounting Firm" and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts
October 27, 2017